Exhibit 99.1

STANDSTILL AND RELEASE AGREEMENT
This standstill and release agreement (the “Standstill Agreement”) is entered into by and among:

(i)Stephanie Smith (“Smith” or “Plaintiff”);

(ii)Jason Gardner (“Gardner”); Najuma Atkinson (“Atkinson”); Martha Cummings

(“Cummings”); Arnon Dinur (“Dinur”); Geraldine Elliott (“Elliott”); Simon Khalaf

(“Khalaf”); Judson C. Linville (“Linville”); Srikiran Prasad (“Prasad”); Helen

Riley (“Riley”); and Godfrey Sullivan (“Sullivan”) (collectively, the “Director

Defendants”); and

(iii)Marqeta, Inc. (“Marqeta,” the “Company,” or “Nominal Defendant,” and together with the Director Defendants, “Defendants”).
The parties to this Standstill Agreement collectively are the “Parties” and each is a “Party.”
The “Effective Date” of this Standstill Agreement is the date upon which the last Party signs this Standstill Agreement.
WHEREAS, on August 24, 2023, Plaintiff initiated a case styled Stephanie Smith v. Jason Gardner, et al., C.A. No. 2023-0872-MTZ (the “Action”) by filing a Verified Stockholder Class Action and Derivative Complaint (the “Complaint”) in the Delaware Court of Chancery;
WHEREAS, the Complaint purports to assert direct and derivative claims against the Director Defendants arising out of their decision to authorize Marqeta to use up to $200 million to repurchase Marqeta stock (the “2023 Repurchase Program”);
WHEREAS, the Complaint alleges that the 2023 Repurchase Program would have allowed Gardner to achieve majority voting control of Marqeta through the exercise of certain options to purchase Class B shares of Marqeta stock (the “Gardner Stock Options”);

WHEREAS, together with the Complaint, Plaintiff filed a motion to expedite (the “Motion to Expedite”) seeking expedited discovery and a prompt preliminary injunction hearing;
WHEREAS, on September 11, 2023, Defendants filed an opposition to the Motion to Expedite;
WHEREAS, in support of the Defendants’ opposition to the Motion to Expedite, Gardner committed not to exercise any of the Gardner Stock Options without first providing Plaintiff’s counsel with at least thirty days’ written notice;
WHEREAS, on September 15, 2023, the Court denied the Motion to Expedite;
WHEREAS, on September 18, 2023, the Company filed a motion to dismiss the Complaint;
WHEREAS, on September 29, 2023, the Director Defendants filed a motion to dismiss the Complaint;
WHEREAS, Defendants have not filed briefs in support of their respective motions to dismiss the Complaint;
WHEREAS, Defendants denied and continue to deny Plaintiff’s allegations; and
WHEREAS, the Parties desire to fully and finally resolve all of Plaintiff’s claims, without any admission of liability, incapacity, undue influence, fault or wrongdoing.
NOW, THEREFORE,    IT IS HEREBY STIPULATED AND AGREED, in

consideration of the foregoing and the covenants and agreements set forth below, that Plaintiff’s claims in the Action shall be dismissed with prejudice as to Plaintiff only, subject to the terms and conditions set forth below:
1.Standstill: Gardner covenants and agrees that, for the period of time between and including the Effective Date and September 11, 2024, Gardner shall not take unilateral, affirmative action to increase his voting power above 49.99% of the total voting power of the Company’s then outstanding stock.
2.Dismissal of Action: Plaintiff hereby covenants and agrees that, within two (2)
business days of the Effective Date, she shall file a stipulation of dismissal in the Action substantially in the form attached to this Standstill Agreement as Exhibit A.
3.Releases

a. Plaintiff, on behalf of herself and any person or entity claiming by, through or on behalf of her, including but not limited to her family members, affiliates, heirs, estates, executors, administrators, representatives, trustees, beneficiaries, partners, attorneys, predecessors, successors and assigns, in their capacities as such (collectively, the “Plaintiff Releasors”), hereby releases the Company, the Director Defendants, and each and all of their respective current or former directors, officers, employees, managers, agents, advisors, bankers, attorneys, representatives, stockholders, lenders, investors, affiliates, parents, subsidiaries, partners, members, heirs, estates, executors, administrators, predecessors, successors and assigns, in their capacities as such, including without limitation, Gardner (collectively, the “Defendant Releasors”), from any and all claims, demands, damages, losses, obligations, judgments, suits, rights, liabilities, causes of action or sums owed, foreseeable or unforeseeable, of any kind, nature or description whatsoever, which have accrued at the time of the signing of this Standstill Agreement, including both known claims and Unknown Claims (defined below), arising out of or relating to the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved, set forth or otherwise related, directly or indirectly, to the 2023 Repurchase Program or the claims raised in the Complaint (all of the foregoing together, the “Released Plaintiff’s Claims”); provided, however, that the Released Plaintiff’s Claims shall not be construed to release any person from any obligation under this Standstill Agreement or to release the Company from any award of fees and expenses resulting from any Fee Application (defined below) submitted in accordance with this Standstill Agreement; provided further, however, that nothing in this paragraph or this Standstill Agreement shall prevent Plaintiff from asserting any derivative or direct claims arising out of any stock repurchases by the Company made pursuant to any stock repurchase plan authorized by the Board after the Effective Date or any acquisition of stock by Gardner (including but not limited to acquisition of stock through open market purchases, the exercise of stock options, the receipt of stock awards from the Company, or any other means) subsequent to the date of this Standstill Agreement. For the avoidance of doubt, notwithstanding anything to the contrary in this Standstill Agreement, Plaintiff shall not assert any direct or derivative claims arising out of any future stock repurchases by the Company using any remaining repurchase capacity under the $200 million 2023 Repurchase Program, which was previously authorized by the Board.
b.Defendants hereby release the Plaintiff Releasors from any and all claims, demands, damages, losses, obligations, judgments, suits, rights, liabilities, causes of action or sums owed, foreseeable or unforeseeable, of any kind, nature or description whatsoever, which have accrued at the time of the signing of this Standstill Agreement, including both known claims and Unknown Claims (defined below), arising out of or relating to the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved, set forth or otherwise related, directly or indirectly, to the 2023 Repurchase Program or the claims raised in the Complaint (all of the foregoing together, the “Released Defendants’ Claims” and, together with the Released Plaintiff’s Claims, the “Released Claims”); provided, however, that the Released Defendants’ Claims shall not be construed to release any person from any obligation under this Standstill Agreement or to release the Company from any award of fees and expenses resulting from any Fee Application (defined below) submitted in accordance with this Standstill Agreement.
c.“Unknown Claims” means any Released Claims that have accrued at the time of the signing of this Standstill Agreement and that any Releasor does not know or suspect to exist in their favor at the time of the release of such claims, which, if known by the Releasor, might have affected the Releasor’s decision(s) with respect to this Standstill Agreement. With respect to any and all Released Claims, Plaintiff, on behalf of herself and all other Plaintiff Releasors, and Defendants acknowledge and agree that they waive, relinquish, surrender, release, and otherwise give up any rights conferred by any law of any state or territory of the United States, or principle of common law or foreign law, which is similar, comparable, or equivalent to § 1542 of the California Civil code (or any similar, comparable, or equivalent provision) which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Plaintiff, on behalf of herself and all other Plaintiff Releasors, and Defendants acknowledge that they may discover facts in addition to or different from those that they now know or believe to be true with respect to the Released Claims, but that it is their intention to completely, fully, finally, and forever settle and release any and all Released Claims, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, and without regard to subsequent discovery or existence of such additional or different facts.

4.Covenants Not to Sue.

a.Plaintiff hereby agrees that she will not institute or prosecute any action or other proceeding against any of the Defendant Releasors based in whole or in part upon any claims released by this Standstill Agreement. Plaintiff also hereby agrees that she will not authorize or solicit the commencement or prosecution against any of the Defendant Releasors of any action or other legal proceeding based in whole or in part upon any claims released by this Standstill Agreement. In addition, Plaintiff agrees that she will not in any way assist any other person with regard to the pursuit, prosecution, or defense of any Released Claims; provided however, that Plaintiff may respond to properly served and enforceable litigation discovery requests and/or subpoenas, but only if Plaintiff provides Gardner and the Company with notice of such discovery requests and/or subpoenas and a reasonable opportunity to object and/or seek relief with respect to the requests and/or subpoenas. For the avoidance of doubt, this Section 4 shall not apply to claims to enforce this Standstill Agreement.
b.Defendants each hereby agree that he, she, or it will not institute or prosecute any action or other proceeding against any of the Plaintiff Releasors based in whole or in part upon any claims released by this Standstill Agreement. Defendants each hereby agree that he, she, or it will not authorize or solicit the commencement or prosecution against any of the Plaintiff Releasors of any action or other legal proceeding based in whole or in part upon any claims released by this Standstill Agreement. In addition, Defendants each hereby agree that he, she, or it will not in any way assist any other person with regard to the pursuit, prosecution, or defense of any Released Claims; provided however, that any Defendant may respond to properly served and enforceable litigation discovery requests and/or subpoenas, but only if the responding Defendant or the Company provides Plaintiff with notice of such discovery requests and/or subpoenas and a reasonable opportunity to object and/or seek relief with respect to the requests and/or subpoenas. For the avoidance of doubt, this Section 4 shall not apply to claims to enforce this Standstill Agreement.
5.No Assignment of Claims. The Parties represent and warrant that they have not assigned, conveyed, or otherwise transferred or taken any action, or entered into any understanding, commitment, or agreement of any nature, that has conferred, or has had the effect of conferring, assigning, conveying, or otherwise transferring, in whole or in part, to any other person or entity any of their rights or claims relating to matters released in connection with this Standstill Agreement.
6.Representation Regarding Stock Ownership. Plaintiff represents that she has continuously held common stock of Marqeta from before the adoption of the 2023 Repurchase Program through the date of the execution of this Standstill Agreement.
7.No Admission. Parties acknowledge and agree that this Standstill Agreement: (i)
shall not be construed or used as an admission of liability or wrongdoing, including, but not limited to, any concession regarding the issues raised in the Complaint, and (ii) is for the sole and exclusive purpose of resolving the disputes discussed herein and avoiding further litigation. Each Party to this Standstill Agreement expressly denies liability to the other Parties.
8.Attorneys’ Fees. Plaintiff’s counsel intends to file an application for attorneys’
fees and expenses in connection with the claims asserted by Plaintiff in this Action (the “Fee
Application”). The Parties agree to meet and confer concerning the forthcoming Fee Application.

If the Parties cannot reach an agreement as to attorneys’ fees, Plaintiff’s counsel may present their Fee Application to the Court. The Director Defendants and the Company reserve all rights to oppose the Fee Application. This Standstill Agreement is not conditioned on the payment of attorneys’ fees and expenses to Plaintiff’s counsel, and the failure of the Court to approve an award of attorneys’ fees and expenses or to indicate that Court approval is not required shall have no effect on the effectiveness of this Standstill Agreement or the releases contemplated herein. There have been no discussions between the Parties concerning any amount of attorneys’ fees and expenses that Plaintiff may seek, or that Defendants may be willing to pay, related to this Action prior to the Court entering the stipulation of dismissal in the Action substantially in the form attached to this Standstill Agreement as Exhibit A.
9.Notices: All notices, requests, claims, demands and other communications under this Standstill Agreement shall be in writing, shall be sent by e-mail of a .pdf attachment (providing confirmation of transmission), by reliable overnight delivery service (with proof of service) or by hand delivery, and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a Party as shall be specified by like notice); provided however, that any notice received by e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day:
a.if to Plaintiff to:
Christopher J. Orrico, Esq. Grant & Eisenhofer, P.A. 485 Lexington Avenue 29th Floor
New York, New York 10017
***
-and-
Vivek Upadhya
Grant & Eisenhofer, P.A. 123 Justison Street
7th Floor
Wilmington, Delaware 19801
***

b.if to the Director Defendants or the Company:

Marqeta, Inc.
c/o its Chief Legal Officer 180 Grand Avenue
6th Floor
Oakland, CA 94612
***

with copies to:

James N. Kramer, Esq.
Orrick, Herrington & Sutcliffe LLP The Orrick Building
405 Howard Street
San Francisco CA 94105-2669
***

-and-

A. Thompson Bayliss, Esq. Abrams & Bayliss LLP
20 Montchanin Road, Suite 200
Wilmington, Delaware 19807
***
10.Voluntary Agreement: This Standstill Agreement is executed voluntarily and without duress or undue influence from or on behalf of any person, firm, or entity. Each Party has read this Standstill Agreement and understands and intends to be bound by the terms hereof. Further, each Party acknowledges that it has been represented by independent counsel of its own choosing in the negotiation of this Standstill Agreement, and that it has been advised regarding the same before executing this Standstill Agreement.
11.No Representations: No representations have been made by any Party to any other

Party to induce their entry into this Standstill Agreement, except those representations expressly contained in this Standstill Agreement.

12.Entire Agreement:    This Standstill Agreement contains the entire agreement
between the Parties with respect to the subject matters covered by it. Except as set forth in this Standstill Agreement, no representation, warranties, or promises have been made or relied upon by the Parties regarding this Standstill Agreement. This Standstill Agreement supersedes all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.
13.Amendments in Writing: This Standstill Agreement may not be amended or modified, nor may any of its provisions be waived, except by a written instrument signed by counsel for all Parties or their successors-in-interest.
14.No Waiver: The waiver by any Party of any breach of this Standstill Agreement by any other Party shall not be deemed a waiver of any other prior or subsequent breach of any provision of this Standstill Agreement by any other Party.
15.Binding Effect; Benefit; Assignment: The Standstill Agreement shall be binding upon and inure to the benefit of the Parties and their respective officers, agents, employees, attorneys, directors, subsidiaries, affiliates, parent companies, heirs, executors, administrators, representatives, successors, transferees, and assigns. This Agreement is made and entered into for the sole protection and benefit of the Parties, and no non-Settling Parties shall be direct or indirect beneficiaries of, or base any claim or cause of action upon, this Standstill Agreement; provided, however, that the releases and covenants in Paragraphs 3-4 of this Standstill Agreement shall inure to the benefit of, and be enforceable by, each of the Plaintiff Releasors and each of the Defendant Releasors.
16.Interpretation: This Standstill Agreement shall be deemed to have been drafted jointly by the Parties. Accordingly, any rule pertaining to the construction of contracts to the effect that ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Standstill Agreement or to any modifications of or amendments to this Standstill Agreement.
17.Applicable Law and Venue: The Standstill Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to Delaware’s rules of conflicts of law. Any dispute arising out of this Standstill Agreement shall be filed and litigated exclusively in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery finds it lacks subject matter jurisdiction, any other state or federal court within the State of Delaware). Each of the Parties (i) irrevocably consents to the exercise of personal jurisdiction of such court; (ii) agrees that all claims in respect of such suit, action, or proceeding shall be brought, heard, and determined exclusively in such court; (iii) agrees not to assert that such court is an inconvenient forum in which to conduct the litigation of any such dispute; (iv) agrees not to bring any action or proceeding arising out of or relating to this Standstill Agreement in any other court, and (v) expressly waives and agrees not to plead or to make any claim that any such litigation is subject (in whole or in part) to a jury trial. Each of the Parties further agrees to waive any bond, surety, or other security that might be required of any other party with respect to any suit, action, or proceeding brought in accordance with this paragraph, including an appeal thereof.
18.Severability: Should any part of this Standstill Agreement be rendered or declared invalid by a Delaware court of competent jurisdiction, such invalidation of such part or portion of this Standstill Agreement shall not invalidate the remaining portions thereof, and they shall remain in full force and effect. Any invalid or unenforceable provision shall be replaced by the Parties with a valid provision which most closely approximates the intent and effect of the invalid or unenforceable provision.

19.Authority: Each of the signatories executing this Standstill Agreement represents and warrants that he has been duly authorized and empowered to execute this Standstill Agreement on behalf of any party for whom the signatory is signing.
20.Counterparts: This Standstill Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective upon complete execution. Signed signature pages of this Standstill Agreement may be delivered by facsimile or e-mail, which will constitute complete delivery without any necessity for delivery of originally signed signature pages in order for this to constitute a binding agreement.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Standstill Agreement to be executed as of the date first written above.
/s/ Stephanie Smith                        /s/ Simon Khalaf

Stephanie Smith

Date: February 21, 2024

Simon Khalaf

Date: February 21, 2024

/s/ Jason Gardner                            /s/ Judson C. Linville

Jason Gardner

Date: February 21, 2024

Judson C. Linville

Date: February 21, 2024

/s/ Najuma Atkinson                        /s/ Srikiran Prasad

Najuma Atkinson

Date: February 23, 2024

Srikiran Prasad

Date: February 23, 2024

/s/ Martha Cummings                        /s/ Helen Riley

Martha Cummings

Date: February 22, 2024

Helen Riley

Date: February 23, 2024

/s/ Arnon Dinur                            /s/ Godfrey Sullivan

Arnon Dinur

Date: February 21, 2024

Godfrey Sullivan

Date: February 22, 2024

/s/ Geraldine Elliott
Geraldine Elliott

Date: February 21, 2024

Marqeta, Inc.

/s/ Crystal Sumner
Name: Crystal Sumner
Title: Chief Legal Officer

Date: February 24, 2024

Exhibit A

Stipulation of Dismissal

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

STEPHANIE SMITH,

Plaintiff,

v.
JASON GARDNER, NAJUMA ATKINSON, MARTHA CUMMINGS, ARNON DINUR, GERALDINE ELLIOTT, SIMON KHALAF, JUDSON C. LINVILLE, SRIKIRAN PRASAD, HELEN RILEY, AND GODFREY SULLIVAN,

Defendants,

-and-
MARQETA, INC., a Delaware corporation,

Nominal Defendant.
C.A. No. 2023-0872-MTZ

STIPULATION AND [PROPOSED] ORDER DISMISSING THE ACTION AS MOOT AND RETAINING JURISDICTION TO DETERMINE PLAINTIFF’S COUNSEL’S APPLICATION FOR AN AWARD OF ATTORNEYS’ FEES AND REIMBURSEMENT OF EXPENSES

WHEREAS, on August 24, 2023, Plaintiff Stephanie Smith (“Plaintiff”) filed a Verified Stockholder Class Action and Derivative Complaint (the “Complaint”) initiating the above-captioned action (the “Action”);
WHEREAS, the Complaint alleged, among other things, that the members of the Board of Directors (the “Individual Defendants”) of nominal defendant Marqeta, Inc. (“Marqeta” or the “Company” and together with the Individual Defendants, “Defendants”) breached their fiduciary duties in May 2023 by

2

authorizing the use of up to $200 million in cash to repurchase Marqeta stock (the “2023 Repurchase Program”);
WHEREAS, Plaintiff alleged that the 2023 Repurchase Program would have allowed Defendant Jason Gardner to achieve majority voting control of Marqeta through the exercise of certain options to purchase Class B shares of Marqeta stock (the “Gardner Stock Options”),
WHEREAS, on August 24, 2023, Plaintiff filed a motion to expedite (the “Motion to Expedite”) seeking expedited discovery and a prompt preliminary injunction hearing;
WHEREAS, on September 11, 2023, Defendants filed their opposition to the Motion to Expedite;
WHEREAS, in support of Defendants’ opposition to the Motion to Expedite, Gardner committed not to exercise any of the Gardner Stock Options during the course of the litigation without first providing Plaintiff’s counsel with at least thirty days’ written notice;
WHEREAS, on September 15, 2023, the Court denied the Motion to Expedite;

3

WHEREAS, on September 18, 2023, the Company filed a motion to dismiss the Complaint;
WHEREAS, on September 29, 2023, the Individual Defendants filed a motion to dismiss the Complaint;
WHEREAS, Defendants have not filed briefs in support of their respective motions to dismiss;
WHEREAS, Defendants denied and continue to deny Plaintiff’s allegations;
WHEREAS, on February 24, 2024, Plaintiff, the Individual Defendants, and the Company entered into an agreement in which Gardner agreed not to take unilateral, affirmative action that would increase his voting power above 49.99% of the total voting power of the Company’s then outstanding stock on or before September 11, 2024 (the “Standstill”); and
WHEREAS, Plaintiff agreed that Gardner’s commitment to the Standstill would render the Action moot;
WHEREAS, no compensation in any form has passed directly or indirectly from the Company or any Defendant in the Action to Plaintiff or Plaintiff’s attorneys in this Action, and no promise to give any such compensation has been made.
NOW THEREFORE, IT IS HEREBY STIPULATED AND AGREED,

4

by the parties, pursuant to Court of Chancery Rules 23.1(c), 23(e) and 41(a), through their undersigned counsel, subject to the approval of the Court, that:
1.This Action is dismissed with prejudice, and all claims asserted therein are dismissed with prejudice as to Plaintiff only and without prejudice as to any actual or potential claims of any other stockholders of the Company or members of the putative class.
2.Because no compensation in any form has passed directly or indirectly to Plaintiff or her attorneys in the Action and no promise to give any such compensation has been made, pursuant to Court of Chancery Rules 23.1(c), and 23(e), class and stockholder notice of dismissal is not required.
3.The Court retains jurisdiction of this Action solely for the purpose of adjudicating an application for attorneys’ fees and expenses in connection with the claims asserted by Plaintiff in this Action (the “Fee Application”).
4.The parties will meet-and-confer concerning Plaintiff’s request for attorneys’ fees and will inform the Court of any agreement reached. If agreement as to such fees cannot be reached, the parties will present the Court with a schedule for briefing on the Fee Application.
5.This Stipulation and Order is without prejudice to any position, claim or defense any party may assert with respect to the Fee Application or any matter related thereto.

5

OF COUNSEL:

Christopher J. Orrico GRANT & EISENHOFER P.A.
485 Lexington Avenue, 29th Floor New York, New York 10017 (646) 722-8500
Peretz Bronstein Eitan Kimelman BRONSTEIN, GEWIRTZ & GROSSMAN, LLC
60 East 42nd Street, 46th Floor New York, NY 10165
(212) 697-6484

/s/ Michael J. Barry
Michael J. Barry (#4368) Christine M. Mackintosh (#5085) Vivek Upadhya (#6241)
Grant & Eisenhofer P.A.
123 Justison Street
Wilmington, Delaware 19801
(302) 622-7000
Attorneys for Plaintiff

OF COUNSEL: James N. Kramer* Alexander Talarides* ORRICK, HERRINGTON & SUTCLIFFE LLP The Orrick Building 405 Howard Street San Francisco, CA 94105-2669 (415) 773-5700 *Admitted pro hac vice
/s/ Michael T. Manuel
A. Thompson Bayliss (#4379) Michael T. Manuel (#6055) ABRAMS & BAYLISS LLP
20 Montchanin Road, Suite 200
Wilmington, Delaware 19807
(302) 778-1000

Attorneys for Defendants and Nominal Defendant

Dated: February 27, 2024
SO ORDERED this 27 day of February, 2024.
/s/ Judge Morgan Zurn
Vice Chancellor Zurn

6